FOR IMMEDIATE RELEASE
February 11, 2025
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2024 Results
Toledo, Ohio, February 11, 2025…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2024.
Fourth Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $0.19 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.13 per diluted share, an increase of 17.7% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.8%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 23.9%
•SHO portfolio year-over-year same store revenue increased 8.8% in the fourth quarter, driven by 310 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 5.0%
•SHO portfolio year-over-year SSNOI margin expanded by 320 bps in the fourth quarter driven primarily by strong RevPOR growth, which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•During the fourth quarter, we completed $2.4 billion of pro rata gross investments, including $2.2 billion in acquisitions and loan funding and $233 million in development funding
•As of December 31, 2024, we had approximately $8.7 billion of available liquidity inclusive of $3.7 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•In January 2025, we launched our private funds management business to manage third-party capital and announced the formation of our first fund, which has the ability to source up to $2 billion to invest in stable or near-stable seniors housing properties in the U.S.
•In January 2025, we announced executive team promotions to recognize and retain our most valued team members and create significant opportunities for growth and advancement of the next generation of leadership at Welltower. These promotions included the appointment of John Burkart to Vice Chairman & Chief Operating Officer, Nikhil Chaudhri to Co-President & Chief Investment Officer and Tim McHugh to Co-President & Chief Financial Officer
2024 Annual Highlights
•Reported net income attributable to common stockholders of $1.57 per diluted share
•Reported annual normalized FFO attributable to common stockholders of $4.32 per diluted share, an increase of 18.7% over the prior year
•Reported total portfolio year-over-year average SSNOI growth of 12.4%, driven by SSNOI growth in our SHO portfolio of 23.5%
•Completed $7.0 billion of pro rata gross investments during 2024, including property acquisitions at substantial discounts to replacement cost and highly-structured debt and equity investments with significant downside protection
•During the year, we reached agreements to convert 68 triple-net leased properties to Seniors Housing Operating (RIDEA) structures, allowing us to directly participate in the underlying cash flow growth of the communities. The transition to highly-aligned RIDEA 4.0 structures will deepen our partnership with several leading managers, build on success within their existing portfolios and ensure that both Welltower and our partners benefit from the communities' future growth potential.
•Board of Directors approved a 10% increase in the quarterly dividend per share, reflecting our solid financial performance, low payout ratio owing to outsized levels of cash flow growth and the Board's confidence in the Company's strong growth prospects going forward

4Q24	Earnings Release	February 11, 2025

2024 Annual Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 12.9% as of December 31, 2024 from 20.9% as of December 31, 2023. Additionally, we improved net debt to Adjusted EBITDA to 3.49x at December 31, 2024 from 5.03x at December 31, 2023. We sourced over $11 billion of attractively priced capital, including the assumption of below-market debt, issuance of exchangeable debt, equity and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. As of December 31, 2024, our share of variable rate debt was approximately 8.8%.
Expanded Senior Unsecured Revolving Credit Facility During the year, we closed on an expanded $5.0 billion senior unsecured revolving credit facility, which replaced our $4.0 billion existing line of credit. The new facility is comprised of a $3.0 billion revolving line of credit maturing in June 2028 that can be extended for an additional year and a $2.0 billion revolving line of credit maturing in June 2029. The loans under the line of credit bear interest at a borrowing rate of 72.5 bps over the adjusted SOFR rate and an annual facility fee of 12.5 bps.
Exchangeable Senior Unsecured Notes Issuance During the year, Welltower OP issued $1,035,000,000 aggregate principal amount of 3.125% exchangeable senior unsecured notes maturing July 15, 2029 (the "Exchangeable Notes") unless earlier exchanged, purchased or redeemed. The Exchangeable Notes will pay interest semi-annually in arrears on January 15 and July 15 of each year.
Unsecured Debt Extinguishment During the year, we extinguished $1.35 billion of senior unsecured notes at maturity.
Credit rating During 2024, our outlook was revised to positive from stable by each of S&P Global and Moody's, citing strong seniors housing industry tailwinds and a materially improved balance sheet.
Notable Portfolio Activity Completed During the Fourth Quarter
In the fourth quarter, we completed $2.4 billion of pro rata gross investments, including $2.2 billion in acquisitions and loan funding and $233 million in development funding. We opened 11 development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $336 million. Additionally, during the fourth quarter we completed pro rata property dispositions and loan repayments of $464 million.
Affinity Living Communities As previously announced, we entered into a definitive agreement to acquire a portfolio of 25 age-restricted active adult communities for $969 million through a privately negotiated, off-market transaction. During the year, we closed on 22 of the properties with the final 3 properties acquired in 2025.
Notable Portfolio Activity Completed During 2025
Seniors Housing Fund In January 2025, we announced the formation of a private funds management business in conjunction with the launch of our first seniors housing investment fund, which was formed with the intent to invest up to $2 billion in U.S. seniors housing properties that are either stable or with a near-term path to stabilization. Welltower will serve as the General Partner and Asset Manager and also have a limited partner interest in the fund.
Dividend On February 11, 2025, the Board of Directors declared a cash dividend for the quarter ended December 31, 2024 of $0.67 per share. This dividend, which will be paid on March 6, 2025 to stockholders of record as of February 25, 2025, will be our 215th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2025 We are introducing our 2025 earnings guidance and expect to report net income attributable to common stockholders in a range of $1.60 to $1.76 per diluted share and normalized FFO attributable to common stockholders in a range of $4.79 to $4.95 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 9.25% to 13.00%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15.0% to 21.0%
◦Seniors Housing Triple-net approximately 3.0% to 4.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $235 million to $245 million and stock-based compensation expense to be approximately $49 million, exclusive of approximately $10 million of expected expense related to the Special Performance Option Awards and the 2022-2025 OPP Awards.
•Development: We anticipate funding an additional $461 million of development in 2025 relating to projects underway as of December 31, 2024.

4Q24	Earnings Release	February 11, 2025
•Dispositions: We expect pro rata disposition proceeds of $516 million at a blended yield of 7.8% in the next twelve months. This includes the previously announced $175 million sale of four Seniors Housing Triple-net properties to Brookdale in which we achieved over a 10% unlevered IRR and 2.7x multiple on invested capital and the $201 million sale to Chartwell of our joint venture interests in 16 properties in a transaction in which we are a net buyer and acquired Chartwell's interest in 23 properties. The remaining disposition activity of $140 million is comprised of 14 transactions which are predominantly the disposition of land parcels and loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2025 outlook and assumptions on the fourth quarter 2024 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, February 12, 2025 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2024 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 19, 2025. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a

4Q24	Earnings Release	February 11, 2025
consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2024, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of healthcare infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people's wellness and overall healthcare experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and

4Q24	Earnings Release	February 11, 2025
uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q24	Earnings Release	February 11, 2025
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2024	2023
Assets
Real estate investments:
Land and land improvements	$5,271,418	$4,697,824
Buildings and improvements	42,207,735	37,796,553
Acquired lease intangibles	2,548,766	2,166,470
Real property held for sale, net of accumulated depreciation	51,866	372,883
Construction in progress	1,219,720	1,304,441
Less accumulated depreciation and intangible amortization	(10,626,263)	(9,274,814)
Net real property owned	40,673,242	37,063,357
Right of use assets, net	1,201,131	350,969
Investments in sales-type leases, net	172,260	—
Real estate loans receivable, net of credit allowance	1,805,044	1,361,587
Net real estate investments	43,851,677	38,775,913
Other assets:
Investments in unconsolidated entities	1,768,772	1,636,531
Cash and cash equivalents	3,506,586	1,993,646
Restricted cash	204,871	82,437
Receivables and other assets	1,712,402	1,523,639
Total other assets	7,192,631	5,236,253
Total assets	$51,044,308	$44,012,166

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	13,162,102	13,552,222
Secured debt	2,338,155	2,183,327
Lease liabilities	1,258,099	383,230
Accrued expenses and other liabilities	1,713,366	1,521,660
Total liabilities	18,471,722	17,640,439
Redeemable noncontrolling interests	256,220	290,605
Equity:
Common stock	637,002	565,894
Capital in excess of par value	40,016,503	32,741,949
Treasury stock	(114,176)	(111,578)
Cumulative net income	10,096,724	9,145,044
Cumulative dividends	(18,320,064)	(16,773,773)
Accumulated other comprehensive income	(359,781)	(163,160)
Total Welltower Inc. stockholders' equity	31,956,208	25,404,376
Noncontrolling interests	360,158	676,746
Total equity	32,316,366	26,081,122
Total liabilities and equity	$51,044,308	$44,012,166

4Q24	Earnings Release	February 11, 2025

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Resident fees and services	$1,761,878	$1,262,862	$6,027,149	$4,753,804
Rental income	386,329	404,068	1,570,278	1,556,073
Interest income	71,028	51,019	256,191	168,354
Other income	31,595	31,826	137,500	159,764
Total revenues	2,250,830	1,749,775	7,991,118	6,637,995
Expenses:
Property operating expenses	1,409,300	1,036,078	4,830,211	3,947,776
Depreciation and amortization	480,406	380,730	1,632,093	1,401,101
Interest expense	154,469	154,574	574,261	607,846
General and administrative expenses	48,707	44,327	235,491	179,091
Loss (gain) on derivatives and financial instruments, net	(9,102)	(7,215)	(27,887)	(2,120)
Loss (gain) on extinguishment of debt, net	—	—	2,130	7
Provision for loan losses, net	(245)	2,517	10,125	9,809
Impairment of assets	23,647	14,994	92,793	36,097
Other expenses	34,405	36,307	117,459	108,341
Total expenses	2,141,587	1,662,312	7,466,676	6,287,948
Income (loss) from continuing operations before income taxes
and other items	109,243	87,463	524,442	350,047
Income tax (expense) benefit	(114)	4,768	(2,700)	(6,364)
Income (loss) from unconsolidated entities	6,429	(2,008)	(496)	(53,442)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	8,195	(1,783)	451,611	67,898
Income (loss) from continuing operations	123,753	88,440	972,857	358,139

Net income (loss)	123,753	88,440	972,857	358,139
Less: Net income (loss) attributable to noncontrolling interests(1)	3,782	4,529	21,177	18,045
Net income (loss) attributable to common stockholders	$119,971	$83,911	$951,680	$340,094
Average number of common shares outstanding:
Basic	625,675	548,892	602,975	515,629
Diluted	634,259	552,380	608,750	518,701
Net income (loss) attributable to common stockholders per share:
Basic	$0.19	$0.15	$1.58	$0.66
Diluted(2)	$0.19	$0.15	$1.57	$0.66
Common dividends per share	$0.67	$0.61	$2.56	$2.44

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

4Q24	Earnings Release	February 11, 2025

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$119,971	$83,911	$951,680	$340,094
Depreciation and amortization	480,406	380,730	1,632,093	1,401,101
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	15,452	16,777	(358,818)	(31,801)
Noncontrolling interests(1)	(6,667)	(11,436)	(30,812)	(46,393)
Unconsolidated entities(2)	27,978	21,877	129,290	100,226
NAREIT FFO attributable to common stockholders	637,140	491,859	2,323,433	1,763,227
Normalizing items, net(3)	78,775	37,760	303,324	122,317
Normalized FFO attributable to common stockholders	$715,915	$529,619	$2,626,757	$1,885,544

Average diluted common shares outstanding	634,259	552,380	608,750	518,701

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.19	$0.15	$1.57	$0.66
NAREIT FFO	$1.00	$0.89	$3.82	$3.40
Normalized FFO	$1.13	$0.96	$4.32	$3.64

Normalized FFO Payout Ratio:
Dividends per common share	$0.67	$0.61	$2.56	$2.44
Normalized FFO attributable to common stockholders per share	$1.13	$0.96	$4.32	$3.64
Normalized FFO payout ratio	59%	64%	59%	67%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(36,259)	$(39,296)	$(156,460)	$(135,356)
Non-cash interest expenses(7)	13,731	7,609	44,335	27,252
Recurring cap-ex, tenant improvements and lease commissions(8)	(86,851)	(71,726)	(286,613)	(199,359)
Stock-based compensation(9)	9,782	8,418	41,068	36,611

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(8) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(9) Excludes normalized stock compensation expense related to the Special Performance Options and OPP awards (see Exhibit 2).

4Q24	Earnings Release	February 11, 2025

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2024		2023	2024	2023
Loss (gain) on derivatives and financial instruments, net	$(9,102)	(1)	$(7,215)	$(27,887)	$(2,120)
Loss (gain) on extinguishment of debt, net	—		—	2,130	7
Provision for loan losses, net	(245)	(2)	2,517	10,125	9,809
Income tax benefits	(5,140)	(3)	(6,731)	(5,140)	(6,977)
Other impairment	41,978	(4)	4,333	139,652	16,642
Other expenses	34,405	(5)	36,307	117,459	108,341
Leasehold interest termination	—		—	—	(65,485)
Special Performance Options and OPP Awards	3,576	(6)	—	33,414	—
Casualty losses, net of recoveries	4,926	(7)	1,038	12,261	10,107
Foreign currency loss (gain)	1,913	(8)	(1,139)	556	(1,629)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,464	(9)	8,650	20,754	53,622
Net normalizing items	$78,775		$37,760	$303,324	$122,317

Average diluted common shares outstanding	634,259		552,380	608,750	518,701
Net normalizing items per diluted share	$0.12		$0.07	$0.50	$0.24

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to adjustments to reserves for loan losses under the current expected credit losses accounting standard.
(3) Primarily related to the release of valuation allowances.
(4) Primarily represents the write-off of straight-line rent receivable and unamortized lease incentive balances relating to the conversion of triple-net leased properties to SHO (RIDEA) structures.
(5) Primarily related to non-capitalizable transaction costs and legal fees.
(6) Primarily related to expenses recognized on the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program (“OPP”).
(7) Primarily relates to casualty losses net of any insurance recoveries.
(8) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(9) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2025		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,043	$1,147
Depreciation and amortization(1)	2,062	2,062
NAREIT FFO attributable to common stockholders	3,105	3,209
Normalizing items, net(1,2)	10	10
Normalized FFO attributable to common stockholders	$3,115	$3,219

Diluted per share data attributable to common stockholders:
Net income	$1.60	$1.76
NAREIT FFO	$4.77	$4.93
Normalized FFO	$4.79	$4.95

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(155)	$(155)
Non-cash interest expenses	51	51
Recurring cap-ex, tenant improvements and lease commissions(3)	(343)	(343)
Stock-based compensation	51	51

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated stock compensation expense related to the one-time 2021 Special Stock Performance Option Awards and the 2022-2025 OPP Awards.
(3) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

4Q24	Earnings Release	February 11, 2025

SSNOI Reconciliations							Exhibit 4
(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2024	2023	2024	2023	2024	2023	2024	2023
Net income (loss)	$131,634	$28,635	$260,670	$106,342	$456,800	$134,722	$123,753	$88,440
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(4,707)	(747)	(166,443)	2,168	(272,266)	(71,102)	(8,195)	1,783
Loss (income) from unconsolidated entities	7,783	7,071	(4,896)	40,332	4,038	4,031	(6,429)	2,008
Income tax expense (benefit)	6,191	3,045	1,101	3,503	(4,706)	4,584	114	(4,768)
Other expenses	14,131	22,745	48,684	11,069	20,239	38,220	34,405	36,307
Impairment of assets	43,331	12,629	2,394	1,086	23,421	7,388	23,647	14,994
Provision for loan losses, net	1,014	777	5,163	2,456	4,193	4,059	(245)	2,517
Loss (gain) on extinguishment of debt, net	6	5	1,705	1	419	1	—	—
Loss (gain) on derivatives and financial instruments, net	(3,054)	930	(5,825)	1,280	(9,906)	2,885	(9,102)	(7,215)
General and administrative expenses	53,318	44,371	55,565	44,287	77,901	46,106	48,707	44,327
Depreciation and amortization	365,863	339,112	382,045	341,945	403,779	339,314	480,406	380,730
Interest expense	147,318	144,403	133,424	152,337	139,050	156,532	154,469	154,574
Consolidated NOI	762,828	602,976	713,587	706,806	842,962	666,740	841,530	713,697
NOI attributable to unconsolidated investments(1)	32,090	26,354	32,720	25,150	32,043	29,488	31,158	30,785
NOI attributable to noncontrolling interests(2)	(22,796)	(25,057)	(17,296)	(24,262)	(17,332)	(22,838)	(15,328)	(22,402)
Pro rata NOI	772,122	604,273	729,011	707,694	857,673	673,390	857,360	722,080
Non-cash NOI attributable to same store properties	(11,530)	(28,727)	66,066	(28,888)	(24,835)	(26,713)	16,211	(33,837)
NOI attributable to non-same store properties	(222,298)	(101,335)	(262,613)	(190,353)	(290,656)	(165,506)	(300,525)	(183,948)
Currency and ownership(3)	(713)	3,779	(262)	3,131	(2,273)	1,027	(533)	3,705
Other adjustments(4)	1,558	(545)	5,621	(8,342)	1,219	(1,749)	2,346	1,429
Same Store NOI (SSNOI)	$539,139	$477,445	$537,823	$483,242	$541,128	$480,449	$574,859	$509,429

Seniors Housing Operating	$266,907	$212,749	$261,784	$215,079	$278,849	$226,714	$297,809	$240,443
Seniors Housing Triple-net	93,740	90,310	90,935	87,221	76,591	72,412	77,199	73,482
Outpatient Medical	119,184	116,879	125,840	123,246	127,766	125,068	130,186	127,636
Long-Term/Post-Acute Care	59,308	57,507	59,264	57,696	57,922	56,255	69,665	67,868
Total SSNOI	$539,139	$477,445	$537,823	$483,242	$541,128	$480,449	$574,859	$509,429

								Average
Seniors Housing Operating	25.5%		21.7%		23.0%		23.9%	23.5%
Seniors Housing Triple-net	3.8%		4.3%		5.8%		5.1%	4.8%
Outpatient Medical	2.0%		2.1%		2.2%		2.0%	2.1%
Long-Term/Post-Acute Care	3.1%		2.7%		3.0%		2.6%	2.9%
Total SSNOI growth	12.9%		11.3%		12.6%		12.8%	12.4%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplements.

4Q24	Earnings Release	February 11, 2025

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	December 31,
	2024	2023
Consolidated SHO revenues	$1,764,329	$1,265,368
Unconsolidated SHO revenues attributable to WELL(1)	66,122	62,256
SHO revenues attributable to noncontrolling interests(2)	(22,426)	(42,926)
SHO pro rata revenues(3)	1,808,025	1,284,698
Non-cash and non-RevPOR revenues on same store properties	(2,533)	(4,008)
Revenues attributable to non-same store properties	(698,685)	(272,860)
Currency and ownership adjustments(4)	(1,800)	6,335
Other normalizing adjustments(5)	—	858
SHO SS RevPOR revenues(6)	$1,105,007	$1,015,023

Average occupied units/month(7)	59,213	57,110
SHO SS RevPOR(8)	$6,170	$5,876
SS RevPOR YOY growth	5.0%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.36 and to translate UK properties at a GBP/USD rate of 1.25.

(5) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(6) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(7) Represents average occupied units for SS properties on a pro rata basis.
(8) Represents pro rata SS average revenues generated per occupied room per month.

4Q24	Earnings Release	February 11, 2025

Net Debt to Adjusted EBITDA Reconciliation		Exhibit 6
(in thousands)	Three Months Ended
	December 31,
	2024	2023
Net income (loss)	$123,753	$88,440
Interest expense	154,469	154,574
Income tax expense (benefit)	114	(4,768)
Depreciation and amortization	480,406	380,730
EBITDA	758,742	618,976
Loss (income) from unconsolidated entities	(6,429)	2,008
Stock-based compensation	13,358	8,418
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(8,195)	1,783
Impairment of assets	23,647	14,994
Provision for loan losses, net	(245)	2,517
Loss (gain) on derivatives and financial instruments, net	(9,102)	(7,215)
Other expenses	34,405	36,307
Casualty losses, net of recoveries	4,926	1,038
Other impairment(1)	41,978	4,333
Adjusted EBITDA	$853,085	$683,159

Total debt(2)	$15,608,294	$15,815,226
Cash and cash equivalents and restricted cash	(3,711,457)	(2,076,083)
Net debt	$11,896,837	$13,739,143

Adjusted EBITDA annualized	$3,412,340	$2,732,636
Net debt to Adjusted EBITDA ratio	3.49x	5.03	x

(1) Represents the write-off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,150,062,000 and $303,553,000 for the three months ended December 31, 2024 and 2023, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	December 31, 2024	December 31, 2023
Common shares outstanding	635,289	564,241
Period end share price	$126.03	$90.17
Common equity market capitalization	$80,065,473	$50,877,611

Total debt	$15,608,294	$15,815,226
Cash and cash equivalents and restricted cash	(3,711,457)	(2,076,083)
Net debt	$11,896,837	$13,739,143

Noncontrolling interests(1)	616,378	967,351
Consolidated enterprise value	$92,578,688	$65,584,105
Net debt to consolidated enterprise value	12.9%	20.9%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

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